EXHIBIT 4.4

A&P-PATHMARK AMENDED AND RESTATED
2000 EMPLOYEE EQUITY PLAN

1.      Purposes

     The purposes of the A&P-Pathmark Amended and Restated 2000 Employee Equity Plan (the “Plan”) are to attract, retain and motivate key employees of the Company, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of Common Stock.

2.      Definitions

     For purposes of the Plan, the following terms shall be defined as follows:

     “Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(d).

     “Award” means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Units, Performance Units or Other Awards.

     “Award Agreement” means a written document approved in accordance with Section 3 which sets forth the terms and conditions of the Award to the Participant. An Award Agreement may be in the form of (i) an agreement between the Company which is executed by an officer on behalf of the Company and is signed by the Participant or (ii) a certificate issued by the Company which is executed by an officer on behalf of the Company but does not require the signature of the Participant.

     “Board” means the Board of Directors of the Company.

     “Change in Control” shall mean any of the following:

     (i)     the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock then outstanding, but shall not include any such acquisition by any employee benefit plan of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; any Person (other than any of Fidelity Management & Research Company or Fidelity Management Trust Company or by any fund or account associated with either Fidelity Management & Research Company or Fidelity Management Trust Company) who as of September 19, 2000 was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all Affiliates of such Person, becomes the beneficial owner of 35% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred;

     (ii)     consummation after approval by the shareholders of Pathmark of either (A) a plan of complete liquidation or dissolution of Pathmark or (B) a merger, amalgamation or consolidation of Pathmark with any other corporation, the issuance of voting securities of Pathmark in connection with a merger or consolidation of Pathmark or sale or other disposition of all or substantially all of the assets of Pathmark or the acquisition of assets of another corporation, other than, for purposes of Section 7(c)(i) hereof, a merger, amalgamation or consolidation with, or sale or other disposition of assets to or acquisition of assets of Yucaipa (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of Pathmark’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

     (iii)     the individuals who, as of September 19, 2000, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of such Board.

     For purposes of the above definition of Change in Control only, the following defined terms shall apply:

     “Affiliate” means, with respect to any Person, any other entity which (i) is a Subsidiary of such Person, (ii) is, directly or indirectly, under common control with such Person, or (iii) is, directly or indirectly, controlling such Person.

     “Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of Pathmark in substantially the same proportions as their ownership of stock of Pathmark, or, for purposes of Section 7(c)(i) hereof, (v) Yucaipa.

     “Subsidiary” means with respect to any Person, any entity of which:

     (i)      if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person, and

     (ii)     if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person.

* * * *

     “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

     “Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan. The Committee shall consist of at least two individuals and shall serve at the pleasure of the Board. To the extent acting under Section 14 hereof, the Committee shall be comprised solely of “outside directors” within the meaning of Section 162(m).

     “Common Stock” means the Common Stock of the Company, par value $1.00 per share, or such other class or kind of shares or other securities as may be applicable under Section 16 below.

     “Company” means, individually and collectively, The Great Atlantic & Pacific Tea Company, Inc. and its Subsidiaries, and any successor thereto.

     “Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards under the Plan.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

     “Excluded Individual” means any individual who is designated by the Company at the time of hire or other engagement as not eligible to participate in the Plan.

     “Fair Market Value” means, with respect to a share of Common Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee, and according to the following, as applicable:

     (i) If the Common Stock is quoted on the New York Stock Exchange (the “NYSE”), in the absence of any alternative valuation methodology approved by the Board, the Fair Market Value of a share of Common Stock shall equal the per share closing price quoted on the day immediately prior to the date of grant as reported in the transactions index of each such exchange, as published in The Wall Street Journal, or, if no closing price was quoted in any such index for such date, then as of the next preceding date on which such a closing price was quoted;

     (ii) If the Common Stock is not quoted on the NYSE, but is publicly traded on another national securities exchange or quoted on an automated system, the Fair Market Value of a share of Common Stock shall equal the per share closing price quoted on the day immediately prior to the date of grant as reported in the transactions index of each such exchange or automated system, as published in The Wall Street Journal, or, if no closing price was quoted in any such index for such date, then as of the next preceding date on which such a closing price was quoted; and

     (iii) If the Common Stock is not publicly traded on a national securities exchange or quoted on the NYSE or any other automated system, the Fair Market Value of a share of Common Stock shall be reasonably determined in good faith by the Board.

     “Incentive Stock Option” means a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

     “Nonqualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

     “Other Award” means any other form of award authorized under Section 13 of the Plan.

     “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

     “Pathmark” means Pathmark Stores, Inc., a Delaware corporation.

     “Performance Unit” means a performance unit granted to an Eligible Individual pursuant to Section 12 hereof.

     “Restricted Stock Unit” means a restricted stock unit granted to an Eligible Individual pursuant to Section 11 hereof.

     “Qualifying Award” means an Award intended to qualify under the exception for performance-based compensation in Section 162(m) granted to an Eligible Individual pursuant to Section 14 hereof.

     “Section 162(m)” shall mean Section 162(m) of the Code.

     “Stock Appreciation Right” means a right to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

     “Stock Award” means a share of Common Stock granted to an Eligible Individual for no consideration other than the provision of services or offer for sale to an Eligible Employee at a purchase price determined by the Committee, in either case pursuant to Section 10 hereof.

     “Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof, which Award may be either an Incentive Stock Option or a Nonqualified Stock Option.

     “Subsidiary” means (i) a corporation or other entity with respect to which Pathmark, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Pathmark, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

     “Yucaipa” shall mean The Yucaipa Companies, LLC and its affiliates.

3.     Administration of the Plan

     (a)     Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

(i)	to select Participants from the Eligible Individuals;

(ii)	to make Awards in accordance with the Plan;

(iii)	to determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

(iv)	to determine the terms and conditions of each Award, other than the terms and conditions that are expressly required under the terms of the Plan;

(v)	to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards;

(vi)	to construe and interpret any Award Agreement delivered under the Plan;

(vii)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(viii)	to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions;

(ix)	subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(x)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(xi)	to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

     (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

     (c)      Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

     (d)      Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Individuals who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 3(b), 14 and 17 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

     (e)      Liability of Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in Pathmark’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

     (f)      Action by the Board. Anything in the Plan to the contrary notwithstanding, except with respect to matters which are required to be determined under Section 162(m) in the sole and absolute discretion of the Committee, any authority or responsibility, which, under the terms of the Plan, may be exercised by the Committee, may alternatively be exercised by the Board.

4.      Effective Date and Term

     The Plan shall become effective upon its adoption by the Board subject to its approval by the stockholders of Pathmark. Prior to such stockholder approval, the Committee may grant Awards conditioned on stockholder approval. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall any Awards be made under the Plan after the tenth anniversary of the date of stockholder approval.

5.      Shares of Common Stock Subject to the Plan

     (a)      General. Subject to adjustment as provided in Section 16(b) hereof, the number of shares of Common Stock that may be issued pursuant to Awards under the Plan (the “Section 5 Limit”) shall not exceed, in the aggregate, 11,514,118 shares. Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof.

     (b)      Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Common Stock that remain available for issuance, the following shares shall be added back to the Section 5 Limit and again be available for Awards:

(i)	The number of shares tendered to pay the exercise price of a Stock Option or other Award; and

(ii)	The number of shares withheld from any Award to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award.

In addition, the Section 5 Limit shall not be reduced by shares of Common Stock subject to an Award (other than an Incentive Stock Option) for which shareholder approval is not required by the rules or listing standards of the NASDAQ National Market or other applicable market or exchange on which the Common Stock is then listed.

6.      Eligible Individuals

     Awards may be granted by the Committee to individuals (“Eligible Individuals”) who are: (i) officers or other key employees of the Company or other individuals designated by the Company who provide substantial services to the Company; (ii) employees of joint ventures, partnerships or similar business organizations in which the Company has a direct or indirect equity interest; and (iii) individuals who provide services to any similar joint ventures or business organizations in which the Company may participate in the future. Excluded Individuals are not eligible to receive Awards under the Plan. Members of the Committee will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to participate in the Plan.

7.      Awards in General

     (a)      Types of Award and Award Agreement. Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Units, Performance Units or Other Awards. Any Award described in Sections 8 through 13 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards may be made in combination with, in replacement of, or as alternatives to grants of rights under any other employee compensation plan of the Company, including the plan of any acquired entity, or may be granted in satisfaction of the Company’s obligations under any such plan.

     (b)      Terms Set Forth in Award Agreement. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the award. The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Stock Option, Stock Appreciation Right or other Award first becomes exercisable. The terms of Awards may vary among Participants and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

     (c)      Termination of Employment and Change in Control. The terms of this Section 7(c) shall apply unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement in which case the terms in such Award Agreement shall govern the rights of the Participant.

(i)	In the event of a Change in Control, all unvested Awards under the Plan shall become vested immediately prior to the Change in Control.

(ii)	Except as provided in Sections 7(c)(iii), 7(c)(iv) and 7(c)(v) below, in the event that a Participant’s employment or other engagement with the Company is terminated for any reason unless otherwise determined by the

Committee in its sole discretion, the unvested portion of any outstanding Award held by such Participant shall lapse and become void and the vested portion of any such Awards will remain exercisable for a period of sixty days after the date of such termination.

(iii)	With respect to any Stock Option, if a Participant ceases to be employed or otherwise engaged by the Company by reason of death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, the unvested portion of any outstanding Stock Option held by such Participant shall lapse and become void and the vested portion of any such Stock Option will remain exercisable for a period of twelve months after the date of such termination.

(iv)	With respect to any Nonqualified Stock Option, if a Participant ceases to be employed by the Company by reason of his or her retirement on or after the Participant’s 65th birthday, the unvested portion of any outstanding Nonqualified Option held by such Participant shall lapse and become void and the vested portion of any such Nonqualified Stock Option will remain exercisable for a period of twelve months after the date of such termination.

(v)	With respect to any Incentive Stock Option, in the event that a Participant’s employment with the Company is terminated for any reason other than death or disability, the unvested portion of any outstanding Incentive Stock Option held by such Participant shall lapse and become void and the vested portion of any such Incentive Stock Option will remain exercisable for a period of ninety days after the date of such termination.

(vi)	The date of termination of a Participant’s employment or other engagement for any reason shall be determined in the sole discretion of the Committee.

(vii)	With respect to any Stock Option or Stock Appreciation Right, in the sole discretion of the Committee, the Company may provide for any of the following in the event of a Change in Control:

	(A)	The continuation of the Stock Option or Stock Appreciation Right by the Company (if the Company is the surviving corporation);

	(B)	The assumption of the Stock Option or Stock Appreciation Right by the surviving corporation or its parent;

	(C)	The substitution by the surviving corporation or its parent of stock option(s) or stock appreciation right(s) with substantially the same terms for the Stock Option or Stock Appreciation Right; or

(D)	The cancellation of the Stock Option or Stock Appreciation Right upon payment to the Participant of an amount in cash or cash equivalents equal to (1) the Fair Market Value at the time of the Change in Control of the shares of Common Stock subject to the Stock Option or Stock Appreciation Right, minus (2) the exercise price of the Stock Option or Stock Appreciation Right.

     (d)      Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to outstanding Awards, which payments can either be paid currently or deemed to have been reinvested in shares of Common Stock, and can be made in Common Stock, cash or a combination thereof, as the Committee shall determine.

8.      Stock Options

     (a)      Terms of Stock Options Generally. A Stock Option shall entitle the Participant to whom the Stock Option was granted to purchase a specified number of shares of Common Stock during a specified period at a price that is determined in accordance with Section 8(b) below. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options. The Committee will fix the vesting and exercisability conditions applicable to a Stock Option, provided that no Stock Option shall vest sooner than one year from the date of grant (subject to early vesting as provided in Section 7(c) above and such other additional circumstances as the Committee may determine, in its discretion).

     (b)      Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant; provided, however, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant (or if the exercise price is not fixed on the date of grant, then on such date as the exercise price is fixed); and provided further, that, except as provided in Section 16(b) below, the exercise price per share of Common Stock applicable to a Stock Option may not be adjusted or amended, including by means of amendment, cancellation or the replacement of such Stock Option with a subsequently awarded Stock Option.

     (c)      Option Term. The term of each Stock Option shall be fixed by the Committee and shall not exceed ten years from the date of grant.

     (d)      Method of Exercise. Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof and, if the applicable Award Agreement so provides, in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a “cashless exercise” procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

9.      Stock Appreciation Rights

     (a)      General. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to the payment specified in the applicable Award Agreement, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of shares of Common Stock for which the Stock Appreciation Right is exercised, over the exercise price for such Stock Appreciation Right specified in the applicable Award Agreement. The exercise price per share of Common Stock covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant; provided, however, that, except as provided in Section 9(b) below, the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant (or if the exercise price is not fixed on the date of grant, then on such date as the exercise price is fixed); and provided further, that, except as provided in Section 16(b) below, the exercise price per share of Common Stock subject to a Stock Appreciation Right may not be adjusted or amended, including by means of amendment, cancellation or the replacement of such Stock Appreciation Right with a subsequently awarded Stock Appreciation Right. Notwithstanding the foregoing, the exercise price per share of a Stock Appreciation Right that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided, that such exercise price is not less than the minimum exercise price that would be permitted for an equivalent Stock Option as determined in accordance with Section 8(b) above. At the sole discretion of the Committee, payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash, in shares of Common Stock having an aggregate Fair Market Value as of the date of exercise equal to such amount, or in a combination of cash and shares having an aggregate value as of the date of exercise equal to such amount.

     (b)      Stock Appreciation Rights in Tandem with Stock Options. A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the same time as such Stock Option or subsequent thereto. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option (which, in the case of a Stock Appreciation Right granted after the grant of the related Stock Option, may be less than the Fair Market Value per share on the date of grant of the tandem Stock Appreciation Right). Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercise.

10.      Stock Awards

     (a)      General. A Stock Award shall consist of one or more shares of Common Stock granted to a Participant for no consideration other than the provision of services (or, if required by applicable law in the reasonable judgment of the Company, for payment of the par value of such shares). Stock Awards shall be subject to such restrictions (if any) on transfer or other incidents of ownership for such periods of time, and shall be subject to such conditions of vesting, as the Committee may determine and as shall be set forth in the applicable Award Agreement.

     (b)      Distributions. Any shares of Common Stock or other securities of the Company received by a Participant to whom a Stock Award has been granted as a result of a stock distribution to holders of Common Stock or as a stock dividend on Common Stock shall be subject to the same terms, conditions and restrictions as such Stock Award.

11.      Restricted Stock Units

     An Award of Restricted Stock Units shall consist of a grant of units, each of which represents the right of the Participant to receive one share of Common Stock, subject to the terms and conditions established by the Committee in connection with the Award and set forth in the applicable Award Agreement. Upon satisfaction of the conditions to vesting and payment specified in the applicable Award Agreement, Restricted Stock Units will be payable in Common Stock, equal to the Fair Market Value of the shares subject to such Restricted Stock Units.

12.      Performance Units

     Performance units may be granted as fixed or variable share- or dollar-denominated units subject to such conditions of vesting and time of payment as the Committee may determine and as shall be set forth in the applicable Award Agreement relating to such Performance Units. Performance Units may be paid in Common Stock, cash or a combination of Common Stock and cash, as the Committee may determine.

13.      Other Awards

     The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

14.      Section 162(m)

     (a)      General. The Committee shall have the authority, in its sole discretion, to grant to any Eligible Individual an Award that is intended to qualify under the exception for performance-based compensation in Section 162(m) (a “Qualifying Award”). No provision of the Plan shall apply with respect to a Qualifying Award to the extent that it would not satisfy the requirements of Section 162(m).

     (b)      Stock Options and Stock Appreciation Rights. The Committee shall not grant to any Eligible Individual in any sixty-month period beginning on or after January 1, 2002 Qualifying Awards that are Stock Options or Stock Appreciation Rights, subject to which the aggregate number of shares of Common Stock exceeds 3,000,000.

     (c)      Minimum Vesting. Restricted Stock Units, Stock Awards, Performance Units and Other Awards that are granted in respect to individual or corporate performance shall vest no sooner than one year from the date of grant, and Restricted Stock Units, Stock Awards, Performance Units and Other Awards that are granted in connection with hiring or retention arrangements between the Company and a Participant shall vest no sooner than three years from the date of grant (subject to early vesting as provided in Section 7(c) above and such other additional circumstances as the Committee may determine, in its discretion).

     (d)      Stock Awards, Restricted Stock Units, Performance Units and Other Awards. The Committee shall not grant to any Eligible Individual in any sixty-month period beginning on or after January 1, 2002 Qualifying Awards that are Stock Awards, Restricted Stock Units, Performance Units or Other Awards, subject to which the aggregate number of shares of Common Stock exceeds 1,000,000. For each such Qualifying Award, the Committee shall establish in accordance with the requirements of Section 162(m) a performance period and an objectively determinable performance target which shall include one or more of the following components of overall Company performance: (i) same store sales, (ii) earnings before interest, taxes, depreciation and amortization, (iii) working capital, (iv) operating profit, (v) return on equity, (vi) return on invested capital, and (vii) earnings per share, in each case as determined in accordance with the Company’s accounting practices in effect on the first day of such fiscal year (the “Performance Goal”). The amount payable under or the vesting of the Qualifying Award shall be determined based on achievement of the Performance Goal; provided, however, that the Committee, in its discretion, may reduce the amount payable to any Participant under or the vesting of any Qualifying Award. Except as otherwise provided in Section 7(c)(i), prior to payment or vesting of the Qualifying Award, the Committee shall certify the achievement of the Performance Goal in a manner intended to satisfy the requirements of Section 162(m).

15.      Certain Restrictions

     (a)      Transfers. Unless the Committee determines otherwise, no Award shall be transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that the Committee may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award for no consideration to a Participant’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. The Committee may in its discretion permit transfers of Awards other than those contemplated by this Section.

     (b)      Exercise. During the lifetime of the Participant, a Stock Option, Stock Appreciation Right or similar-type Other Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Stock Option, Stock Appreciation Right or Other Award has been transferred in accordance with Section 15(a).

16.      Recapitalization or Reorganization

     (a)      Authority of the Company and Stockholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b)      Change in Capitalization. The number and kind of shares authorized for issuance under Section 5(a) above, shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants granted Awards. Such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

17.      Amendments

     The Board or Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any amendment which under the requirements of any applicable law or stock exchange rule must be approved by the stockholders of the Company shall not be effective unless and until such stockholder approval has been obtained in compliance with such law or rule; and provided further, that, except as contemplated by Section 16(b) above, the Board or Committee may not, without the approval of the Company’s stockholders, increase the maximum number of shares issuable under the plan, reduce the exercise price of a Stock Option or Stock Appreciation Right, or modify Section 8(b) or Section 14(a) above. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been granted, adversely affect the rights of such Participant under such Award. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Award under the Plan to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

18.      Miscellaneous

     (a)      Tax Withholding. The Company may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any Federal, state or local taxes required to be withheld with respect to such payments. In the case of an Award payable in shares of Common Stock, the Company may permit such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual, pursuant to such rules as the Committee may establish from time to time.

     (b)      No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

     (c)      Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs.

     (d)      Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

     (e)      Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment or settlement of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

     (f)      Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

     (g)      Compliance with Rule 16b-3. Notwithstanding anything contained in the Plan or in any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than six months.

     (h)      Section 409A. If any provision of the Plan or any Award Agreement causes any Participant to be subject to the interest and penalties under Section 409A of the Code, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the provision without violating the requirements of Section 409A of the Code and, notwithstanding any provision in the Plan or any Award Agreement to the contrary, the Committee shall have broad authority to amend the Plan and any Award Agreement, without the approval of the Participant, to the extent necessary or desirable to ensure that the Participant is not subject to the interest and penalties under Section 409A of the Code.

     (i)      Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

     (j)      Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

     (k)      Application of Funds. The proceeds received from the Company from the sale of Common Stock or other securities pursuant to Awards will be used for general corporate purposes.

     (l)      Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

19.      Effect of Merger

     On March 4, 2007, The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (“A&P”), Sand Merger Corp., a Delaware corporation (“Merger Sub”), and Pathmark Stores, Inc., a Delaware corporation (for purposes of this Section 19, “Pathmark”) entered into an Agreement and Plan of Merger, as amended by that certain Letter Agreement re: Payment for Fractional Shares, dated June 27, 2007, among Pathmark, A&P and Merger Sub (as so amended, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Pathmark, with Pathmark as the surviving corporation. No further Awards shall be made under the Plan on or after the effective time of the Merger. Any Awards outstanding at the effective time of the Merger shall be cashed out or converted into options to purchase A&P common stock as provided in Section 3.3 of the Merger Agreement. Stock

Options outstanding at the effective time of the Merger that are converted into options to purchase shares of A&P common stock as provided in Section 3.3 of the Merger Agreement shall otherwise remain in effect following the Merger in accordance with their terms except that (i) they shall be fully vested and exercisable, (ii) they shall be subject to the terms of this amended and restated Plan, and (iii) employment with A&P and its Subsidiaries shall be treated as employment with Pathmark and its Subsidiaries.